Exhibit 16.1


KPMG
  2500 Ruan Center                                        Telephone 515 288 7465
  666 Grand Avenue                                        Fax 515 280 3202
  Des Moines, IA 50309


January 17, 2003


Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for SNAP2 Corporation and, under the date of December 14, 2001, we reported on the financial statements of SNAP2 Corporation as of and for the years ended September 30, 2001 and 2000. On January 9, 2003, we received notification from SNAP2 Corporation that we had been terminated as principal accountants. We have read SNAP2 Corporation's statements included under Item 4 of its Form 8-K dated December 13, 2002, and we agree with such statements, except that we were notified of our termination on January 9, 2003, and had not been furnished with a copy of the draft Form 8-K by SNAP2 Corporation. Also, we are not in a position to agree or disagree with SNAP2 Corporation's statements regarding the actions of its board of directors on December 4, 2002 and its statement that the Company did not consult with S.W. Hatfield, CPA regarding any of the matters or events set forth in Item
304(a)(2)(i) and (ii) of Regulation S-K. In addition, KPMG LLP is a limited liability partnership.


Very truly yours,

/s/ KPMG LLP

KPMG
  2500 Ruan Center                                        Telephone 515 288 7465
  666 Grand Avenue                                        Fax 515 280 3202
  Des Moines, IA 50309


January 17, 2003


Mr. Dean R. Grewell III
President
SNAP2 Corporation
10641 Justin Drive
Urbandale, IA 50322


Dear Mr. Grewell:

This  is  to  confirm  that  the  client-auditor   relationship   between  SNAP2
Corporation (Commission File Number 0-26839) and KPMG LLP has ceased.


Very truly yours,

/s/ KPMG LLP


cc: Chief Accountant
    Securities and Exchange Commission